Exhibit 23.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Thompson Creek Metals Company Inc. Registration Statements No. 333-153219 and 333-169681 on Form S-8 of our report dated September 21, 2010, (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to going concern uncertainty), relating to the consolidated financial statements of Terrane Metals Corp. included in this Current Report on Form 8-K/A of Thompson Creek Metals Company Inc.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, Canada

October 25, 2010